EXHIBIT 3.4B

FIRST AMENDMENT TO THE BYLAWS

OF

CHARTER COMMUNICATIONS HOLDINGS CAPITAL CORPORATION

         The Bylaws of the Corporation, are amended as follows:

ARTICLE III — BOARD

         SECTION 3.03 Vacancies and Additional Directorships. If any vacancy shall occur among the directors by reason of death, resignation, or removal, or as the result of an increase in the number of directorships, the directors then in office shall continue to act and any such vacancy may be filled by a vote of the majority of directors then in office, though less than a quorum, or by the stockholders entitled to vote at any annual meeting or special meeting held in accordance with Article II, and each director so chosen shall hold office until the next annual election of directors and until his or her successor shall be duly elected and shall qualify, or until his or her earlier death, resignation or removal.

CERTIFICATE OF SECRETARY

         The undersigned certifies:

         (1)  That the undersigned is duly elected and acting Assistant Secretary of Charter Communications Holdings, LLC, a Delaware limited liability company, the sole stockholder of the Corporation; and

         (2)  That the foregoing Bylaws constitute the Bylaws of the Corporation as amended by Charter Communications Holdings, LLC, as sole stockholder, as of the 30th day of October, 2001.

         IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of the Corporation as of this 30th day of October, 2001.

/s/ Marcy Lifton

Assistant Secretary